UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   February 17, 2015

NICOLET BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	333-90052	47-0871001
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 North Washington Street
Green Bay, Wisconsin 54301
(Address of principal executive offices)

 (920) 430-1400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance SheetArrangement of a Registrant.

On February 17, 2015, Nicolet Bankshares, Inc. (the "Company"), entered into a Subordinated Note Purchase Agreement with certain accredited institutional investors in a private placement under which the Company issued an aggregate of $8 million in principal amount of subordinated notes (the "Notes"). The Notes have a maturity date of February 17, 2025. The Notes bear interest, payable on March 31, June 30, September 30 and December 31 of each year commencing March 31, 2015, at a fixed interest rate of 5.00% per year.

The Notes are not convertible into common stock or preferred stock.  The Company has the right to prepay the Notes, in whole or in part, without premium or penalty, at any time on or after February 17, 2020 (or earlier in limited circumstances involving certain regulatory or tax events) and prior to the maturity date, plus all accrued and unpaid interest through the date of prepayment.  The Notes may only be accelerated in the event of receivership of any banking subsidiary of the Company or the bankruptcy or reorganization of the Company under Chapter 7 or 11 of the U.S. Bankruptcy Code.

The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The proceeds from the sale of the Notes, net of commissions and expenses, will be used for general corporate purposes, which may include the redemption of preferred stock, repurchases of common stock, and expansion of the Company's franchise through acquisition.

The Notes were offered and sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D thereunder.

This description of the Notes does not purport to be complete and is qualified in its entirety by reference to the form of Subordinated Note which is attached as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

4.1	Form of Subordinated Note

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2015	NICOLET BANKSHARES, INC.

	By:	/s/ Ann K. Lawson
Ann K. Lawson
Chief Financial Officer